UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2019

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	YRCW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Resignation

On December 9, 2019, YRC Worldwide Inc. (the “Company”) accepted the resignation of Stephanie D. Fisher, Chief Financial Officer of the Company, effective December 10, 2019. Ms. Fisher and the Company have entered into a severance agreement consistent with the Company’s Board-approved severance policy which entitles Ms. Fisher to receive continued monthly payment of her base salary for eighteen (18) months following her separation. In addition, Ms. Fisher will receive a portion of the time-vested restricted shares she was previously granted that were scheduled to vest in February 2020 based on a proration calculation from the date of grant through the date of separation as provided under her current equity agreements.

New Chief Financial Officer, Principal Accounting Officer and Board Member

On December 9, 2019, the Board of Directors of the Company (the “Board”) appointed Jamie Pierson, 50, to be Chief Financial Officer effective December 17, 2019. Mr. Pierson will also serve as the principal accounting officer of the Company. In addition, on December 9, 2019, the Board appointed Mr. Pierson as a member of the Board to serve until the 2020 Annual Meeting of Stockholders and the Board anticipates that Mr. Pierson will be nominated by the Board for election by the stockholders at that meeting and going forward.

Mr. Pierson previously served as Executive Vice President and Chief Financial Officer of YRC Worldwide from November 2011 through December 2016. More recently, Mr. Pierson served as Chief Financial Officer of Horizon Global, a publicly-traded company that designs, manufactures and distributes towing, trailering, cargo management and other related accessory products, from June 2019 until December 2019, and as Chief Financial Officer of PrimeSource Building Products, Inc., a privately held distributor of building products, from January 2017 until June 2019. Prior to joining the Company in 2011, Mr. Pierson had served as Managing Director at Alvarez & Marsal, a privately held global professional services firm, and before that as Vice President-Corporate Development and Integration with Greatwide Logistics Services, Inc., a privately held logistics company.

Mr. Pierson will receive a base salary of $740,000 per year, a $500,000 hiring bonus, and restricted shares of the Company valued at $500,000 calculated using the prior 30-day volume weighted average price, 50% of which shall be vested immediately upon grant and 50% of which shall vest on the one-year grant date anniversary. Mr. Pierson will participate in the executive compensation program beginning in 2020, which program is still being finalized. Any year the executive compensation program includes annual short-term incentive compensation as a component thereof, Mr. Pierson will be entitled to target payout at 175% of base salary based on achieving the performance criteria as established by the Board. In addition, Mr. Pierson will be reimbursed for actual commuting expenses incurred for his commute from Dallas, Texas to Overland Park, Kansas, which expenses shall be grossed up for taxes. Mr. Pierson will not receive any compensation for his service as a member of the Board.

The Company and Mr. Pierson will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 15, 2007 and is incorporated herein by reference.

Board Retirements and Board Size

On December 6, 2019, Raymond Bromark and Robert Friedman notified the Board of their decisions to accelerate their planned retirements from the Board effective December 9, 2019 occasioned by the Board’s age limit policy. James Winestock also provided notice of his intention to retire from the Board on the same date to also be effective December 9, 2019. The Board accepted their resignations on December 9, 2019. The size of the Board was reduced from nine directors to seven directors in connection with their retirements and, as aforementioned, Mr. Pierson joining the Board. The decision by each of Messrs. Bromark, Friedman and Winestock to retire was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

The Board is grateful for the many contributions of Messrs. Bromark, Friedman, and Winestock to the Board and the Company, and wish them well going forward.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ James A. Fry
James A. Fry
Vice President, General Counsel and Secretary

Date: December 11, 2019